Exhibit 99.2

Reconciliations

					Four
					Quarters Ended
	December 30,	March 31,	June 30,	September 29,	September 29,
	2010	2011	2011	2011	2011

Reconciliation of EBITDA to Net Cash Provided by Operating Activities
(dollars in millions)
(unaudited)
EBITDA	$110.6	$53.1	$146.5	$124.8	$435.0
Interest expense, net	(38.1)	(39.0)	(37.6)	(37.2)	(151.9)
(Provision for) benefit from income taxes	(7.9)	14.3	(24.3)	(14.6)	(32.5)
Deferred income taxes	23.8	(12.9)	23.4	16.2	50.5
Changes in operating assets and liabilities	46.9	(9.5)	22.0	(76.6)	(17.2)
Loss on extinguishment of debt	1.1	21.9	—	—	23.0
Other items, net	8.5	14.3	10.4	25.0	58.2
Net cash provided by operating activities	$144.9	$42.2	$140.4	$37.6	$365.1

Reconciliation of EBITDA to Adjusted EBITDA
(dollars in millions)
(unaudited)
EBITDA	$110.6	$53.1	$146.5	$124.8	$435.0
Net loss on disposal and impairment of operating assets and other	6.3	6.7	3.4	6.0	22.4
Share-based compensation expense	2.9	1.9	2.2	2.2	9.2
Loss on extinguishment of debt	1.1	21.9	—	—	23.0
Noncontrolling interest, net of tax and other, net	(4.6)	0.3	3.8	13.3	12.8
Adjusted EBITDA (1)	$116.3	$83.9	$155.9	$146.3	$502.4

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in millions)
(unaudited)
Net cash provided by operating activities	$144.9	$42.2	$140.4	$37.6	$365.1
Capital expenditures	(28.6)	(21.0)	(19.1)	(17.3)	(86.0)
Proceeds from asset sales	2.4	1.4	11.5	0.1	15.4
Free cash flow (1)	$118.7	$22.6	$132.8	$20.4	$294.5

(1) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization expense, net loss on disposal and impairment of operating assets and other, share-based compensation expense, loss on extinguishment of debt, and noncontrolling interest, net of tax and other, net) was approximately $502.4 million for the four quarters ended September 29, 2011.  We believe EBITDA, Adjusted EBITDA and Free Cash Flow provide useful measures of cash flows from operations for our investors because EBITDA, Adjusted EBITDA and Free Cash Flow are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess the liquidity of our Company.  EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of liquidity under U.S. generally accepted accounting principles and should not be considered in isolation or construed as a substitute for other operations data or cash flow data prepared in accordance with U.S. generally accepted accounting principles for purposes of analyzing our liquidity.  In addition, not all funds depicted by EBITDA, Adjusted EBITDA and Free Cash Flow are available for management’s discretionary use.  For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.  EBITDA, Adjusted EBITDA and Free Cash Flow, as calculated, may not be comparable to similarly titled measures reported by other companies.